Fi1led in the Office of Secretary of State State Of Nevada Record Number E0268272010-9 Filing F2026 , Number 11032627 Filed0111 l O 2026 03 ,: ,47 PM Number 2 of Pages FRANCISCO V. AGUILAR Secretary of State 401 North Carson Street Carson City, Nevada 89701-4201 (775) 884-5708 Website: www.nvsos.gov Certificate, Amendment or Withdrawal of Designation NRS 78.1955, 78.1955(6) ☐ Certificate of Designation ☐ Certificate of Amendment to Designation - Before Issuance of Class or Series ☐ Certificate of Amendment to Designation - After Issuance of Class or Series ☒ Certificate of Withdrawal of Certificate of Designation TYPE OR PRINT • USE DARI< INK ONLY • DO NOT HIGHLIGHT 1. Entity information: Name of entity: ITURTLE BEACH CORPORATION 1 Entity or Nevada Business Identification Number (NVID): :E0268272010-9 1 2. Effective date and time: For Certificate of Designation or Date: Time: Amendment to Designation Only (Optional): (must not be later than 90 days after the certificate is filed) 3. Class or series of stock: {Certificate of Designation only) The class or series of stock being designated within this filing: 4. Information for amendment of class or series of stock: The original class or series of stock being amended within this filing: 5. Amendment of class or series of stock: ☐ Certificate of Amendment to Designation- Before Issuance of Class or Series As of the date of this certificate no shares of the class or series of stock have been issued. ☐ Certificate of Amendment to Designation- After Issuance of Glass or Series The amendment has been approved by the vote of stockholders holding shares in the corporation entitling them to exercise a majority of the voting power, or such greater proportion of the voting power as may be required by the article$ of incorporation or the certificate of designation. 6. Resolution: Certificate of Designation and Amendment to Designation only) By resolution of the board of directors pursuant to a provision in the articles of Incorporation this certificate establishes OR amends the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.• 7. Withdrawal: Designation being Series A Junior Participating Preferred Stock j Doat of o1.n: j03/28/2023 : No shares of the class or series of stock being withdrawn are outstanding. The resolution of the board of directors authorizing the withdrawal of the certificate of designation establishing the class or series of stock: * See attached. /s/ Andrew Clipsham 8. Signature: (Required) Date: 11/02/2026 1 Signature of Officer * Attach additional page(s) If necessary This form must be accompanied by appropriate tees.

RESOLVED, that the Board hereby approves and authorizes the withdrawal of the Series A Certificate of Designation and the Series B Certificate of Designation, and the resulting elimination of the Junior Preferred Stock, and all matters set forth ln the Certificates of Designation, from the Company's articles of Incorporation, ln each case pursuant to Section 78.1955(6) of the Nevada Revised Statutes and permit the unissued shares of Junior Preferred Stock (none of which are outstanding) to be restored to the group of undesignated preferred stock of the Company.